SYNTHETIC BLOOD INTERNATIONAL, INC.

                      STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT is made this 29th day of December 2000 by and between Synthetic Blood International,
     Inc, a corporation formed under the laws of the State of New
     Jersey (the "Company"), and Robert Skalnik, a citizen and resident of the State of Florida (the "Optionee").

                             WITNESSETH:

     WHEREAS, the Optionee is a valued executive, key employee or advisor of the Company, and

     WHEREAS, the Company considered it desirable and in its best interest that the Optionee be provided an inducement to acquire an ownership interest in the Company and an additional incentive to advance the interest of the Company through grant of an option to purchase shares of the $0.01 par value common stock of the Company.

     NOW THEREFORE, in consideration of the premises contained herein, it is agreed as follows:

     (1)  Grant of Option.    Subject to the terms and conditions
contained herein, the
 Company hereby grants the Optionee the right, privilege and option (the "Option") to purchase Six thousand six hundred and sixty seven (6,667) shares of the $0.01 par value common stock of the Company at a price of one cent ($0.01) per share.

     (2)  Term and Vesting of Option.     The term of the Option
shall be for a period
of five (5) years (the "Term") from the date of this Agreement and, subject to the terms and provisions hereof, the Option shall be fully vested and may be exercised in whole or in part with respect to all or any portion of the shares to which it related.

     (3) Method of Exercise The Option shall be exercised by the transmittal of written notice thereof to the Company at its principal place of business. The notice shall include the Optionee's designation of the number of shares to be purchased and Optionee's check in payment of the purchase price. Upon receipt of such notice and negotiation of said check, the Company shall deliver to the Optionee a certificate representing the shares purchased, provided that if any law or regulation requires the Company to take any action with respect to the shares specified in such notice before the issuance thereof, the date of delivery of the shares shall be extended for the necessary period.

     (4)  Termination of Option.    Except as otherwise provided
herein, the
 Option shall terminate upon the expiration of five (5) years from the date of this Agreement.


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     (5)  Right Prior to Exercise of Option.     The Optionee
shall have no rights as a
 stockholder with respect to the shares of stock subject to the Option until the exercise of his rights hereunder and the issuance and delivery to Optionee of a certificate or certificates evidencing such shares.

     (6)  Applicable Laws.    The validity, construction,
interpretation and
 enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the State of California.

     (7)  Severability.    The provisions of this Agreement are
severable and if any
 one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

     (8)  Waiver.    The waiver by the Company of a breach of any
provision of this
 Agreement by Optionee shall not operate or be construed as a waiver of any subsequent breach by Optionee.

     (9)  Binding Effect.    The provisions of this Agreement
shall be binding upon
 the parties hereto, their successors and assigns, including, without limitation, the estate of the Optionee and the executors, administrators or trustees of such estate and any receiver, trustee in bankruptcy or representative of the creditors of the Optionee.

     THIS STOCK OPTION AGREEMENT is hereby confirmed and executed as of this 28th day of December, 2000.

ATTEST:                       SYNTHETIC BLOOD INTERNATIONAL, INC.


______________________
By:___________________________________
     Secretary                President

                                        OPTIONEE:

     Corporate Seal
______________________________________
                              Robert Skalnik

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